As filed with the Securities and Exchange Commission on December 21, 2001

File No. 000-21011

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

Form 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities and Exchange Act of 1934

Stage Stores, Inc.

(Exact name of registrant as specified in its charter)

NEVADA (State or other jurisdiction of Incorporation or organization)	91-1826900 (I.R.S. Employer Identification No.)

10201 Main Street, Houston, Texas (Address of principal executive offices)	77025 (Zip Code)

Registrant's telephone number, including area code: (800) 579-2302

Copies to:
Michael E. McCreery Stage Stores, Inc. 10201 Main Street Houston, TX 77025	Philip B. Sears, Esq. McKinney & Stringer, P.C. 101 North Robinson, Suite 1300 Oklahoma City, OK 73102

Securities to be registered pursuant to Section 12(b) of the Act: NONE

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock ($0.01 par value)

Series A Warrants (Expiration Date August 23, 2006)

Series B Warrants (Expiration Date August 23, 2006)

(Title of each Class to be so registered)

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Amendment No. 2 to the Registration Statement on Form 10 to be signed on its behalf by the undersigned, thereunto duly authorized.

Stage Stores, Inc.

Date: December 21, 2001

By:  /s/ Michael E. McCreery

Michael E. McCreery

Executive Vice President, Chief Financial Officer

EXHIBIT INDEX

The following documents are the exhibits to the Form 10. For convenient reference, each exhibit is listed according to the Exhibit Table of Regulation S-K.

Exhibit

Number Exhibit

2.1* Third Amended Plan of Reorganization of Stage Stores, Inc., Specialty Retailers, Inc. and Specialty Retailers, Inc. (NV), as Modified.

2.2* Agreement and Plan of Merger dated August 15, 2001, between Stage Stores, Inc., a Delaware corporation, and Specialty Retailers, Inc. (NV), a Nevada corporation.

2.3* Articles of Merger of Stage Stores, Inc. (A Delaware Corporation) Into Specialty Retailers, Inc. (NV)(A Nevada Corporation) dated August 24, 2001.

3.1* Restated Articles of Incorporation of Specialty Retailers, Inc. (NV).

3.2* Articles of Incorporation of Specialty Retailers, Inc. (NV).

3.3* First Amended By-Laws of Stage Stores, Inc.

3.4* Bylaws of Specialty Retailers, Inc. (NV).

4.1* Form of Common Stock Certificate

4.2* Series A Warrant Agreement dated as of August 24, 2001 by and among Stage Stores, Inc. and the holders named therein with form of warrant certificate.

4.3* Series B Warrant Agreement dated as of August 24, 2001 by and among Stage Stores, Inc. and the holders named therein with form of warrant certificate.

4.4** Registration Rights Agreement among the Company and Oak Hill Securities Fund, L.P., Oak Hill Securities Fund-II, L.P., Lerner Enterprises, LP, P&PK Family Ltd. Partnership and Glenn R. August dated as of December 7, 2001.

10.1* Stage Stores, Inc. 2001 Equity Incentive Plan.

10.2* Consulting Agreement between Wuensch Consulting Group and Stage Stores, Inc. dated April 29, 2000.

10.3* Employment Agreement between James Scarborough and Stage Stores, Inc. dated July 31, 2000.

10.4* Employment Agreement between Michael McCreery and Stage Stores, Inc. dated February 28, 2001.

10.5* Credit Agreement dated as of August 24, 2001 by and among Specialty Retailers (TX) LP, Stage Stores, Inc. and the named subsidiaries of Stage Stores, Inc. and the initial lenders named therein, Citicorp USA, Inc. and Salomon Smith Barney Inc.

10.6* Amended and Restated Receivables Transfer Agreement dated August 24, 2001, by and between Granite National Bank and Specialty Retailers (TX) LP.

10.7* Purchase and Sale Agreement dated August 24, 2001, by and between Specialty Retailers (TX) LP and Stage Receivable Funding LP.

10.8* Pooling and Servicing Agreement dated August 24, 2001, by and among Stage Receivable Funding LP, Specialty Retailers (TX) LP and Bankers Trust Company.

10.9* Series 2001-1-VFC Supplement to Pooling and Servicing Agreement dated August 24, 2001, by and among Stage Receivable Funding LP, Specialty Retailers (TX) LP and Bankers Trust Company.

10.10* Series 2001-1-VFC Certificate Purchase Agreement dated August 24, 2001, by and among Stage Receivable Funding LP, Specialty Retailers (TX) LP, Corporate Receivables Corporation, Blue Keel Funding, LLC, other commercial paper conduits from time to time parties thereto, Citibank, N.A., Fleet National Bank and other financial institutions from time to time parties thereto, Citicorp North America, Inc., Fleet Securities, Inc., Citicorp North America, Inc. and Bankers Trust Company.

10.11* Intercreditor Agreement dated August 24, 2001, by and among Citicorp North America, Inc., Stage Receivable Funding LP, Specialty Retailers (TX) LP, Granite National Bank, Stage Stores, Inc., Bankers Trust Company and Citicorp USA, Inc.

10.12* Parent Undertaking Agreement dated August 24, 2001, by and between Stage Stores, Inc. and Bankers Trust Company.

10.13* Engagement Letter dated October 17, 2001 by and between Stage Stores, Inc. and PricewaterhouseCoopers LLP.

16.1 Letter of PricewaterhouseCoopers LLP dated December 21, 2001.

16.2* Letter of Deloitte & Touche LLP dated January 11, 2001.

21.1* List of Registrant's Subsidiaries.

99.1* Charter for the Audit Committee of Stage Stores, Inc. dated September 13, 2001.

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* Previously filed with Stage Stores, Inc.'s Registration Statement on Form 10 (file number 0-21011) filed on October 29, 2001.

** Previously filed with Amendment No. 1 to Stage Stores, Inc.'s Registration Statement on Form 10 (file number 0-21011) filed on December 13, 2001.